Exhibit 10.49c

FIRST AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

This First Amendment to Investment Management Agreement (“First Amendment”) is made effective as of the 1st day of November, 2016, by and between FAIRHOLME TRUST COMPANY, LLC., a Florida limited liability company and THE ST. JOE COMPANY, a Florida corporation (“Client”).

WHEREAS, the parties entered into that certain Investment Management Agreement dated October 9, 2015 (the “Agreement”); and

WHEREAS, the parties now desire to make certain modifications to the terms of the Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this First Amendment and in the Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.    Recitals. The recitals set forth above are true and correct and are hereby incorporated herein as if again set forth in their entirety.
2.    Section 9(c) to the Agreement. The parties agree that the provisions of Section 9(c) shall be deleted in its entirety and replaced with the following:
(c) In addition to the above and to the greatest extent permitted under applicable law, the Client agrees that FTC will have no liability for and the Client agrees to reimburse, indemnify and hold harmless FTC and its partners, directors, officers, employees, agents and any person controlled by or controlling FTC (“Indemnitees”) from all Losses that result from: (1) any misrepresentation, negligent act or negligent omission by the Client or the Client’s previous or other advisers, custodians or other agents; (2) any inaccuracy or breach of the Client’s representations, warranties, covenants or agreements contained in this Agreement; (3) FTC’s following the Client’s or the Client’s agent’s directions or failing to follow the Client’s or the Client’s agent’s unlawful or unreasonable directions; (4) any of the Client’s negligent actions or the negligent actions of the Client’s previous or other advisers, custodians or other agents; or (5) the failure by any person not controlled by FTC to perform any obligations to the Client.
3.    Schedule B to the Agreement. The parties agree that Schedule B to the Agreement shall, as of the date hereof, be deleted in its entirety and replaced by Schedule B attached to this First Amendment.
4.    Entire Agreement and Conflicts. Except as modified herein, there are no changes to the Agreement, and the Agreement as herein modified, remains in full force and effect. In the event of a conflict between the Agreement and this First Amendment, the terms of this First Amendment shall control.
5.    Counterparts and Facsimile. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of this First Amendment by the parties hereto may be evidenced by the transmission of facsimile or electronic (including pdf) copies.
IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first above written.

	FAIRHOLME TRUST COMPANY, LLC		THE ST. JOE COMPANY

By:	/s/ Wayne Kellner	By:	/s/ Marek Bakun
Name:	Wayne Kellner	Name:	Marek Bakun
Title:	Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer

SCHEDULE B
INVESTMENT GUIDELINES AND RESTRICTIONS
(As of November 1, 2016)
General Guidelines
For the purposes of these Investment Guidelines and Restrictions, the “St. Joe Investment Portfolio” shall refer to all funds that St. Joe collectively places in its investment portfolio custodied with Jefferies, LLC and managed by FTC or FCM. As of November 1, 2016, the St. Joe Investment Portfolio consisted of three separate accounts created in the name of The St Joe Company or one of its subsidiaries, custodied with Jefferies LLC and managed by FTC or FCM.
Compliance with these investment guidelines will be determined, assuming a transaction has occurred, at the time of purchase for each potential investment (or if an investment does not occur on a recognized securities exchange, the date that a binding commitment to execute such transaction is entered into), based on the transaction price. All investments are to be evaluated under these Investment Guidelines and Restrictions in relation to the cumulative market value of all funds in the St. Joe Investment Portfolio at the time of purchase for the investment .
Specific Restrictions
1.    Cash & Cash Equivalents must comprise no less than 25% of the St. Joe Investment Portfolio. Cash & Cash Equivalents include Cash, Commercial Paper, Deposit accounts, US Treasury Bills, SEC registered Money Market Funds.
2.    The aggregate market value of investments in common stock, preferred stock or other equity investments cannot exceed 25% of the St. Joe Investment Portfolio market value at the time of purchase . In addition, common stock investments shall be limited to exchange-traded common equities, shall not exceed 5% ownership of a single issuer and cumulatively, the common stock held in the St. Joe Investment Portfolio shall not exceed $100,000,000 market value.
3.    With the exception of the U.S. Government, the cumulative investment in any one issuer (including investments in the issuer’s bonds, preferred stock, common of other equity) may not exceed 10% of the St. Joe Investment Portfolio. This amount can be increased to 15% of the St. Joe Investment Portfolio if at least two St. Joe Board Investment Committee members vote in favor of the investment.
4.    The average aggregate duration of fixed coupon bonds must be less than ten years. This is calculated based on the market value of the outstanding fixed bond portfolio at the time of investment.
5.    There shall be no investments in shares of any fund advised by FTC or FCM (provided that, except as otherwise required by law, there shall be no restriction on investing in securities or other instruments held by any such fund).
6.    The accounts maintained in the name of The St. Joe Company and St. Joe Timberland Company of Delaware, LLC can hold any investment allowed pursuant to these Investment Guidelines. The account maintained in the name of St. Joe Corporate Services, LLC can only invest in U.S. Treasury Bills and SEC registered Money Market Funds.
(Signatures on Next Page)

Schedule B to Investment Management Agreement

FAIRHOLME TRUST COMPANY, LLC		THE ST. JOE COMPANY

By:	/s/ Wayne Kellner	By:	/s/ Marek Bakun
Name:	Wayne Kellner	Name:	Marek Bakun
Title:	Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer

ST. JOE CORPORATE SERVICES LLC

By:	/s/ Marek Bakun
Name:	Marek Bakun
Title:	Executive Vice President and Chief Financial Officer

ST. JOE TIMBERLAND COMPANY OF DELAWARE, L.L.C.

By:	/s/ Marek Bakun
Name:	Marek Bakun
Title:	Manager

Schedule B to Investment Management Agreement